Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32497, 33-41402, 333-124965, 333-142716 and 333-203826) on Form S-8 and registration statement (No. 333-198635) on Form S-3 of Owens & Minor, Inc. of our reports dated February 17, 2017, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Owens & Minor, Inc.

/s/ KPMG LLP
Richmond, Virginia
February 17, 2017